Exhibit 99.1

Trinity Place Holdings Inc. Announces Final Results of Rights Offering

NEW YORK, NY April 5, 2017 - Trinity Place Holdings Inc. (the “Company”) (NYSE MKT: TPHS) announced today the final results of its previously announced common stock rights offering at a subscription price of $7.50 per share. An aggregate of 1,884,564 shares are being issued pursuant to the rights offering for aggregate gross proceeds to the Company of $14,134,230. A total of 31,228,005 shares of common stock will be issued and outstanding once all new shares have been delivered.

The rights offering was made pursuant to a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission and became effective on December 1, 2016. For questions about the rights offering, contact D.F. King & Co., Inc., the information agent for the rights offering, at (866) 751-6308.

About Trinity Place Holdings Inc.

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop or redevelop real estate assets and/or real estate related securities. Currently, the Company’s largest asset is a property located at 77 Greenwich Street in Lower Manhattan, sometimes referred to as the Trinity Place Property, and one of Lower Manhattan’s premier development sites. The Company also owns a retail strip center located in West Palm Beach, Florida, former retail properties in Westbury, New York and Paramus, New Jersey, and, through a joint venture, a 50% interest in a newly constructed 95-unit multi-family property, known as The Berkley, located in Brooklyn, New York. In addition, the Company had approximately $230.2 million of federal net operating losses at December 31, 2016. More information on the Company can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.

Contacts

Trinity Place Holdings Inc.

Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com